Exhibit 4.1

ASSIGNMENT AGREEMENT

THIS AGREEMENT made effective March 17, 2003.

BETWEEN:

YK GROUP, of 525 Seymour Street, Suite 212, Vancouver, British Columbia, V6B 3H7;

(hereinafter called the "Assignor")

OF THE FIRST PART

AND:

ENTOURAGE MINING LTD., a body corporate, duly incorporated under the laws of the Province of British Columbia and having its head office or chief place of business situated at 1180 Howe Street, Suite 625, Vancouver, British Columbia, V6C 2T6;

(hereinafter called the "Assignee")

OF THE SECOND PART WHEREAS:

A. The Assignor is a syndicate consisting of the following, each holding the percentage interest in the syndicate set opposite his or her name;
Paul Shatzko Maryl Shatzko Carl Verley Shirley Verley William P. Weston Margaret M. Weston	1,000,000 1,000,000 1,000,000 1,000,000 1,500,000 500,000

B. The Assignor is the holder of an option to acquire an interest in and to certain mineral claims located in the Finlayson Lake District, Yukon Territory, under an Agreement dated November 13, 3002, entered into with Expatriate Resources Ltd., a copy of which is hereunto attached as Schedule "A" and is hereinafter referred to as the "Option Agreement",

C. The Assignor has agreed to assign to the Assignee all of the Assignor's rights, privileges and obligations in and to the Option Agreement on the terms and conditions hereinafter contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, the mutual covenants and agreements herein contained to be kept and performed by each of the parties hereto, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.01 For the purposes of this Agreement:

a. "Claims" means those mineral claims more particularly described in the Option Agreement;

b. "Option Agreement" means an agreement dated November 13, 2002, entered into between the Assignor and Expatriate Resources Ltd.; and

c. "Effective Date" means the date this agreement is approved by the shareholders of the Assignee.

2. ASSIGNOR'S REPRESENTATIONS

2.01 The Assignor represents and warrants to the Assignee that:

a. the Option Agreement is in good standing;

b. the Assignor has full right and absolute authority to enter into the terms of this Agreement without first obtaining the consent of any person or body corporate;

c. the Option Agreement is valid and enforceable free and clear of all liens, charges and encumbrances.

2.02 The representations and warranties of the Assignor set out in subsection 2.01 above form a part of this Agreement and are conditions upon which the Assignee has relied in entering into this Agreement and shall survive the acquisition of any interest in the subject matter of this Agreement by the Assignee.

2.03 The Assignor will indemnify and save the Assignee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by him and contained in this Agreement.

2.04 The Assignor acknowledges and agrees that the Assignee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Assignee shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies he may pursue, the Assignee may deduct the amount of any such loss or damage from any amounts payable by him to the Assignor hereunder.

3. ASSIGNEE'S REPRESENTATIONS

3.01 The Assignee warrants and represents to the Assignor that it is a body corporate, duly incorporated under the laws of the Province of British Columbia with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

4. ASSIGNMENT

4.01 On the Effective Date, the Assignor agrees to assign to the Assignee and the Assignee agrees to take an assignment from the Assignor of all the right, title and interest of the Assignor in and to the Option Agreement, including all rights of action or other rights accruing to the Assignor or which might hereafter accrue to the Assignor (the "Assignment").

4.01 On the Effective Date, the Assignee shall assume and be bound by the terms of the Option Agreement in the place and stead of the Assignor.

4.02 In consideration for the Assignment, the Assignee agrees to pay to the Assignor the sum of $60,000 and issue and allot 6,000,000 fully paid and non-assessable shares of its capital stock to be issued at a deemed price of $0.01 per share against delivery to the Assignee by the Assignor of a duly executed copy of this Agreement.

4.03 The share consideration to be issued and allotted hereunder shall be issued and allotted to members of the syndicate as follows:

Paul Shatzko Maryl Shatzko Carl Verley Shirley Verley William P. Weston Margaret M. Weston	1,000,000 1,000,000 1,000,000 1,000,000 1,500,000 500,000

5. CONDITIONS PRECEDENT

5.01 It is mutually understood and agreed by and between the parties hereto that the terms of this Agreement will be subject to an Effective Date being determined on or before April 30, 2003, and, failing the establishment of an Effective Date by that date, this Agreement shall be null and void unless the time for establishment of an Effective Date is extended with the consent of both parties.

6. FORCE MAJEURE

6.01 If the Assignee is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Assignee, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and the Assignee, insofar as is possible, shall promptly give written notice to the Assignor of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Assignor as soon as such cause ceases to exist.

7. NOTICE

7.01 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail in Canada, in the case of the Assignor addressed as follows:

YK GROUP

525 Seymour Street
Suite 212
Vancouver, British Columbia
V6B 3H7

and in the case of the Assignee addressed as follows:

ENTOURAGE MINING LTD.

1180 Howe Street
Suite 625
Vancouver, British Columbia
V6C 2T6

all with a copy to:

KJELD WERBES LAW CORP.
Barrister & Solicitor
1111 West Hastings Street
Suite 708
Vancouver, British Columbia
V6E 2J3

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed, or telegraphed, on the second business day after the date of mailing or telegraphing thereof

7.02 A party may from time to time by notice in writing change its address for the purpose of this section.

8. FURTHER ASSURANCES

8.01 The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

9. TIME OF ESSENCE

9.01 Time shall be of the essence.

10. TITLES

10.01 The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

11. CURRENCY

11.01 All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the Canada.

12. NONSEVERABILTY

12.01 This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

13. APPLICABLE LAW

13.01 This Agreement shall be interpreted and construed in accordance with the laws in force from time to time in the Province of British Columbia.

14. ENUREMENT

14.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

15. SUBDIVISION/CONSOLIDATION

15.01 If and whenever the common shares of the Assignee at any time outstanding shall be subdivided into a greater or consolidated into a lesser number of common shares, the shares issuable hereunder shall be decreased or increased proportionately as the case may be.

15.02 In the case of any capital reorganization or of any reclassification of the capital of the Assignee or in the case of a consolidation, merger or amalgamation of the Assignee with or into any other company or the sale of the subject matter of this Agreement with assets of the Assignee as or substantially as an entirety or of any other company the number of shares issuable hereunder shall be the number of shares or other securities or property of that company or of a company resulting from such capital reorganization, reclassification, consolidation, merger, amalgamation or to which such sale shall be made, as the case may be, to which the holder of the shares deliverable at the time of such capital reorganization, reclassification of capital, consolidation, merger, amalgamation or sale would have been entitled at the time of such capital reorganization, reclassification of capital, consolidation, merger, amalgamation or sale. The subdivision or consolidation of common shares at any time outstanding to a greater or lesser number of common shares (whether with or without par value) shall not be deemed to be a capital reorganization or reclassification of the capital of the Assignee for the purposes of this subsection.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

THE CORPORATE SEAL of
YK GROUP was hereunto affixed
in the presence of:

/s/ Paul Shatzko

THE CORPORATE SEAL of
ENTOURAGE MINING LTD.
was hereunto affixed in the presence of:

/s/ E. S. Peters

/s/ Robin Forshaw

SCHEDULE"A"

THIS AGREEMENT is made and entered into as of this 13th day of November 2002

BETWEEN:

Expatriate Resources Ltd.
Suite 701-475 Howe Street
Vancouver, B.C. V6C 2B3
Fax: (604) 682-5404
(Hereinafter "Expatriate")

AND:

YK GROUP
c/o Carl Verley
2150 - 1851 Savage Road
Richmond, B.C. V6V IRI
Telephone: (604) 821-1088
Fax: (604) 821-1088
(hereinafter called "YK Group")

WHEREAS:

A) Expatriate owns 100% interest in two groups of mineral claims listed in Schedule A hereto, in the Finlayson Lake District, Yukon Territory. The Light claims are referred to the Light Property and the other claims are referred to as the Finlayson Property, together they are referred to as the Properties; and

B) YK Group, is a private group that wishes to acquire an interest in the Properties.

For the consideration of $10.00 and mutual covenants and agreements contained herein and other valuable consideration provided for herein, the receipt and sufficiency of which is acknowledged, the parties have reached agreement (the "Agreement") as follows:

Article I- Definitions

1.1 The defined terms used in this Agreement shall have the following meaning:

(a) Expenditures shall mean all expenditures whatsoever made by YK Group for the reasonable exploration, and development of the Properties and the recovery and processing of Gemstones therein and maintaining of the mineral claims comprising the Properties. It is understood that the cutting and polishing of Gemstones is not an Expenditure; but rather, is included in Marketing Costs. Included in Expenditures is an amount for administration and overhead related to unallocable costs associated with head office expense of YK Group, which shall not be more than 10% of qualifying Expenditures during period of the Option. For the purposes hereof, Properties shall include expenditures on New Claims as provided for in Article 8.

(b) Confidential Information shall mean all technical information related to the Properties, whether written, digital or verbal, provided by Expatriate or generated by work programs related to this Agreement that is not in the public domain.

(c) Gemstones shall mean all rough, precious and semi-precious stones and minerals including but not limited to emeralds that are recovered from the Properties that may be sold to the gemstone industry or sold as specimen material to mineral collectors; and specifically excludes precious, base and ferro-alloy metal ores.

(d) Gemstone Trust Account shall have the meaning in paragraph 6.2.

(e) Marketing Costs shall mean all reasonable cost of sorting, cleaning, grading, splitting, cutting, polishing and otherwise preparing Gemstones from the Properties for the purposes of sale and all reasonable costs associated with marketing of the Gemstones sold

(f) Option shall have the meaning provided for in paragraph 3. 1.

(g) Properties shall mean those mineral claims and the related mineral interests as defined in Schedule A and any internal fractions included within the perimeter of such claims; and any lease or other mineral title that the mineral interests may be converted into, or claims that may be acquired pursuant to Article 8; however, it is mutually understood that mineral claims subject to the Wolverine Joint Venture are specifically excluded from the mineral claims comprising the Properties.

(h) Wolverine Joint Venture means the joint venture formed between Expatriate and Atna Resources Ltd. pursuant to the January 3, 1995 Wolverine Joint Venture Agreement.

Article 2 - Representations and Warranties of the Parties

2.1 As at the date of this Agreement, Expatriate represents that it owns all right and interest to the mineral claims and mineral interests comprising the Properties subject to the rights and interests of the Government of Canada, and that the mineral claims have been properly staked and recorded and are in good standing as of the dates set forth in Schedule A. Furthermore, it represents that it knows of no dispute of title to such mineral claims nor any reason therefore, and that it has not and will not take any action to encumber the mineral claims comprising the Properties during the existence of this Agreement with any royalty or other interest in the Gemstones thereon; excepting, the perimeter rights provisions granted to True North Gems Inc. and the area of interest provisions of the Wolverine Joint Venture Agreement in respect of certain of the PAK 1-36 mineral claims in the Finlayson District, as disclosed in Schedule A,.

2.2 Expatriate represents that the Properties, in their current state, are compliant with all Yukon environmental regulations and standards with respect to the work carried out to date, and that it knows of no outstanding or prior violations of any such regulations.

2.3 The Parties hereto warrant and represent that they have all authorities and approvals to enter into this Agreement and carry out the business provided for, and that entering into this Agreement shall not conflict with any other agreements or understandings that they may be party to. The Parties also acknowledge that they understand the terms and conditions of this Agreement and have sought advice where needed to achieve such understanding.

2.4 YK Group represents and warrants to keep the Properties free and clear of all liens, charges and encumbrances arising from its activities hereunder and will proceed with all diligence to contest and discharge any such lien filed against the Properties resulting from its activities thereon, and will keep the Properties in good. standing to the extent possible by filing all of its work thereon for assessment purposes. YK Group agrees to operate in a professional manner with respect to the engagement and compensation of major contractors for drilling, trenching or other excavation work. In order to satisfy Expatriate that it is mitigating the risk of liens being registered against the Properties, YK Group agrees that; in the event that YK Group wishes to engage the services of a contractor for the purpose of drilling, trenching or other excavation work on the Properties, YK Group agrees to provide proof to Expatriate that such contractor's service is subject to contracts providing for advance payments or payments out of trust accounts, prior to any rendering of service.

2.5 YK Group shall indemnify and hold harmless Expatriate and its directors and officers, contractors and conventures from all costs, claims and liability resulting from YK Group's operations on the Properties, including injury or death. YK Group shall carry third party liability insurance of at least $2 million per incident on its operations on the Properties and shall name Expatriate as a commuted thereunder. At the request of Expatriate, YK Group shall provide Expatriate with a copy of such insurance coverage.

2.6 YK Group shall carry out all of its activities on the Properties in a good and workmanlike manner, complying with all environmental and other regulations and law.

2.7 YK Group shall during the existence of this Agreement maintain detailed records of recovery, processing, valuation and sale of all Gemstones from the Properties.

2.8 YK Group warrants that during the term of this Agreement and for a period of three (3) years thereafter, it shall restrict its exploration efforts on the Properties and within the Area of Interest as defined in Article 8, to the search for and recovery of Gemstones.

2.9 Expatriate covenants to make available to YK Group all technical information for the Properties that can reasonably be related to the exploration for Gemstones at YK Group's expense and subject to the provisions of Article 11 herein. It is mutually understood and agreed that Expatriate has the right to withhold providing YK Group copies of information related to its base and precious metals exploration; notwithstanding the above, such information will be available for review by YK Group in Expatriate's offices.

2.10 The Parties hereto mutually agree, that nothing herein requires Expatriate to maintain any mineral claims comprising the Properties; however, if Expatriate seeks to abandon any mineral claims comprising the Light and Finlayson properties, Reduced Finlayson Property or the Final Finlayson Property, as the case may be, and as hereinafter defined, it shall give YK Group written notice thereof 30 days before abandonment, and YK Group shall have 15 days to advise Expatriate that it seeks to have such claims transferred to it. Failure of YK Group to give notice to Expatriate to transfer the claims to be abandoned, shall mean that Expatriate is free to abandon such claims without any obligation to YK Group. It is understood that the transfer of claims to YK Group shall be at the expense of YK Group and Expatriate shall make no representations as to their condition or good standing of such claims.

2.11 Expatriate and YK Group intend to stake additional claims adjacent to the Light Property and in the general vicinity of the Finlayson Property prior to completion of this Agreement. It is mutually understood and accepted that YK Group shall reimburse Expatriate for all reasonable costs of claims staked in consultation with YK Group. Payment of such expense shall be made within 5 days of delivery of a statement of reasonable expenditures related thereto. Expatriate may request an advance in respect of such costs should it seek to do so. All such claims staked within five (5) kilometres of the Light claims shall be Expatriate New Claims as described in Article 8 and become part of the Light Property.

Article 3 - The Option

3.1 Expatriate grants YK Group an exclusive option to earn a 60% interest (the "Option") in the Properties for the express purpose of exploring for and recovery of Gemstones. For greater certainty, it is understood that Expatriate will retain the exclusive right to explore, develop and mine precious, base and ferro-alloy metal ores that may be present on the Properties. In the event that the development and mining of Gemstones by YK Group results in the recovery of valuable, non Gemstone material, Expatriate agrees that fair compensation shall be made by Expatriate for the costs associated the recovery of "non-Gemstone materials" recovered by YK Group and accepted or taken by Expatriate.

Upon YK Group completing the following payments and Expenditures within the time periods set out below; YK Group shall have earned a 60% interest in either or both of the Light Property and Finlayson Property as the case may be.

(a) Upon signing of the Agreement, and acceptance thereof by regulatory authorities, YK Group shall pay to Expatriate $5,000 in respect of the Light Property and $5,000 in respect of the Finlayson Property. In addition, YK Group shall reimburse Expatriate for reasonable staking costs of additional claims adjacent to the Light Property as provided for herein..

(b) YK Group shall make aggregate Expenditures of $500,000 on the Properties in accordance with the following schedule:

i) Aggregate Expenditures of $100,000 on or before November 1, 2003;

ii) Aggregate Expenditures of $150,000 on or before November 1, 2004;

iii) Aggregate Expenditures of $200,000 on or before November 1, 2005;

iv) Aggregate Expenditures of $250,000 on or before November 1, 2006; and

v) Aggregate Expenditures of $500,000 on or before November 1, 2007

For greater certainty, the Aggregate Expenditures may be made on either or both of the Light or Finlayson properties regardless of whether all option payments are completed on such property.

(c) YK Group shall make the following Option Payments to Expatriate on the Light and Finlayson properties:

Year	Light Property	Finlayson Property
On or before November 1, 2003 On or before November 1, 2004 On or before November 1, 2005 On or before November 1, 2006 On or before November 1, 2007	$5,000 $5,000 $10,000 $10,000 $20,000	$5,000 $5,000 $5,000 $5,000 $10,000
	$50,000	$30,000

For greater certainty, it is understood that the Option Payments are not a firm commitment of YK Group; but rather, are simply required to maintain the Option in respect of the respective property. YK Group may elect to not make payment on one property while continuing payments on the other property. Failure to make an Option Payment when due, on one of the Properties, shall result in termination of the Option in respect of the property for which payment was not made.

3.2 The above Expenditures are not an obligation; but rather are simply require made by YK Group to maintain the Option. Failure to incur sufficient Aggregate Expenditures to maintain the Option shall be considered an event of default under the Agreement and result in immediate termination of this Agreement as per the provisions of paragraph 7. 1.

3.3 YK Group shall in consultation with Expatriate, file satisfactory documentation of all Expenditures completed on the Properties with the responsible government agencies to record the maximum allowable value of assessment work on the Properties as is possible.

3.4 Subject to the provisions of subparagraph 3.1(c); upon completion of the Option Payments and Expenditures required to earn a 60% interest in the Properties, and fulfilment of the terms and conditions of the Option, YK Group shall give notice to Expatriate thereof and provide an audited statement of Expenditures verifying compliance with the above terms. Upon acceptance of such notice, and receipt of all Option Payments due under the Option, YK Group and Expatriate shall enter into a joint venture (the "Joint Venture") as provided for herein.

3.5 YK Group shall prepare an annual report of activities and operations on the Properties, and deliver the same to Expatriate on or before January 15 in respect of the prior calendar year. Such annual report shall provide a detailed summary of all work performed, the findings of such work, recovery and sale of Gemstones, and a summary of Expenditures in respect of such activities. In addition, YK Group shall prepare monthly reports in respect of any recovery and sales of Gemstones recovered from the Properties. The monthly reports shall be delivered to Expatriate within 20 days of the end of the reporting month.

Article 4 - Access During Option Period

4.1 YK Group shall, during the term of this Option, have access to the Properties for the purposes of exploration, development and recovery and processing of Gemstones. In addition, Expatriate shall provide YK Group access across the surface of its other mineral claims in the vicinity of the Properties as provided for in the Access Rights Agreement attached hereto as Schedule B; provided however, that YK Group indemnify Expatriate and its co-venturers for its use thereof to the same extent as provided for in paragraph 2.5.

4.2 Expatriate's directors, officers and representatives shall have the right at their own expense to visit the Properties at any time during the existence of this Agreement, without notice to YK Group, and YK Group shall provide Expatriate complete and full access to information on activities on the Properties including but not limited to information on and inspection of Gemstones recovered.

4.3 Expatriate shall make available all technical and promotional information in its to YK possession in respect of the Properties (including any Gemstone samples, Group for the purpose of compilation, planning of exploration programs and promotion of YK Group's interest in the Properties. Such materials and information to be held in trust by YK Group for Expatriate until such time as the Option is relinquished or the parties enter into a Joint Venture agreement.

Article 5 - Formation of Joint Venture

5.1 Upon satisfying the requirements of Article 4, the Parties shall enter into a Joint Venture with YK Group having a 60% participating interest and Expatriate having a 40% participating interest. Upon the formation of the Joint Venture the Parties shall form a management committee (the "Management Committee") to determine all activities of the Joint Venture. Representation on the Management Committee shall be proportional to the participating interest of the Party. The Operator shall act as Chairman of the Management Committee. All decisions of the Management Committee shall be made by a majority of votes; in the event of a tie, the Chairman shall have a casting vote.

5.2 All work and activities of the Joint Venture shall be carried out under programs and budgets approved by the Management Committee.

5.3 Initially, YK Group shall be the Operator of the Joint Venture. In all subsequent programs the Operator shall be the Party having 50% or more interest, and in the event of an equality of interests the Operator shall be YK Group. The Operator shall annually prepare proposals for programs and budgets for the following year's activities and present the same to the Parties on or before December 15 of each year. The Management Committee shall meet on or before February 15 of each operating year to approve a program and budget.

5.4 The participating interest of a Party in the Joint Venture shall be proportional to the amount of the actual and deemed expenditures of the Party as a proportion of the aggregate of actual and deemed expenditures of the participating Parties. Initially, YK Group shall have actual expenditures of $500,000 and Expatriate shall have deemed expenditures of $333,000. Non-participation in an approved program shall result in dilution of the non-participating Party's interest proportional to its share of the aggregate of actual and deemed expenditures under the Joint Venture, and the interest of the participating Party shall be adjusted accordingly such that the aggregate of interests is 100% at all times. A Party's interest shall be determined at the completion of all approved programs and carried forward into the succeeding program.

5.5 The formal Joint Venture agreement contemplated herein shall provide for an Aggressor Clause that allows the non-operator to propose a larger program than that proposed by the Operator and shall provide for such larger program to become an approved program (the "Expanded Program") in cases when the Operator's proposed program and budget does not involve expenditures of at least $100,000; provided that the non-operator is prepared to undertake and fund all of the program and expenditure related thereto. The invoking of the Aggressor Clause will suspend the Operator's rights to a casting vote for the purposes of approving the Expanded Program and budget. Once the Management Committee has agreed on an Expanded Program under the provisions of the Aggressor Clause, the Operator's casting vote will be re-instated.

A Party to the Joint Venture shall have the right to participate in an approved Expanded Program resulting from invoking the Aggressor Clause at its then current interest. If all Parties do not participate in the approved Expanded Program then the funding Party shall make at least 80% of the expenditure of such Expanded Program to effect any dilution of the non-participating Party. Failure to complete at least 80% of the approved Expanded Program shall result in no dilution of the nonfunding Party's interest, and expenditures of the Parties shall be the same as they were before the start of such approved Expanded Program.

Failure of the Management Committee to reach an agreement on a program and budget shall be resolved by binding arbitration. In any such arbitration, the arbitrator must make his or her decision on the technical issues alone and shall not take into consideration the ability of either Party to fund the program and budget. Further, the arbitrator will be limited to selecting the program and budget of one of the two Parties, without modification.

5.6 Should Expatriate's participating interest be diluted below 15% it shall forfeit its interest and receive a royalty interest in the Properties and the New, Claims (the "Gross Overriding Royalty") as defined in Schedule C.

5.7 Should the Party that is Operator of the Joint Venture arrange production financing for itself for production of Gemstones from the Properties, it agrees, at the election of the other Party, to use its reasonable efforts to provide financing for the nonoperating Party on terms comparable to those received by the financing Party.

Article 6 - Ownership of Recovered Minerals

6.1 It is anticipated that YK Group shall, in the course of its exploration and development recover Gemstones from the Properties that may be sold. The sale of Gemstones from the Properties by YK Group is permitted under this Agreement, provided that all such sales shall be made to bona fide third parties. Any sales of Gemstones to non-bona fide third parties shall require the written approval of Expatriate. All sales shall be subject to a mutually agreed upon sales plan. For greater certainty it is understood that all Gemstones recovered shall either be sold as provided for herein, or retained as a joint asset of Expatriate and YK Group until YK Group earns its 60% interest, at which point the Gemstones shall become, an asset of the Joint Venture. If YK Group fails to earn a 60% interest upon exercise of the Option, Expatriate shall retain such Gemstones as an asset.

6.2 All revenues from the sale of Gemstones shall be deposited into a trust account (the "Gemstone Trust Account") which shall be a joint asset of Expatriate and YK Group during the period of the Option, (subject to the termination provisions as described in paragraph 7.2); however, upon formation of the Joint Venture the proceeds of the Gemstone Trust Account shall become an asset of the Joint Venture.

6.3 All Marketing Costs incurred in the sale of Gemstones shall be deductible from the Gemstone Trust Account; however, if sufficient money is not available in the Gemstone Trust Account to reimburse Marketing Costs, then such shortfall shall be paid for by YK Group with no obligation to Expatriate for reimbursement.

6.4 In the event that preparation, cutting and polishing is not done by bona fide independent third parties, then YK Group shall seek written approval in advance from Expatriate as to expenses to be incurred for such work.

6.5 All amounts in the Gemstone Trust Account shall be paid out to the Parties upon formation of the Joint Venture, pro rata with respect to their participating interests.

Article 7 - Termination of Option

7.1 This Option Agreement shall terminate upon an event of default by YK Group or upon completion of the terms hereof and commencement of the Joint Venture as provided for in paragraphs 3.4 and 5. 1. An event of default shall include failure to timely fulfil the terms of this Agreement, any action by a receiver or a court to seize the assets of YK Group, or a filing for bankruptcy of YK Group. Upon an event of default, Expatriate shall give YK Group thirty (30) days to remedy such default, and YK Group shall either remedy such default or commence the remedy thereof within thirty (30) days, and diligently pursue the same until such default is remedied; excepting, that failure to make a payment specified in Article 3 shall result in default with the remedy being payment thereof within 5 days of notice of such default.

7.2 Upon termination of this Agreement, YK Group shall forfeit all interest in the Gemstone Trust Account, and YK Group shall forthwith return all moneys in the Gemstone Trust Account, all recovered Gemstones not yet sold, and all data and reports relating to the Properties to Expatriate. Furthermore, it shall timely remove all of its equipment and supplies from the Properties and leave the Properties in a clean, safe and environmentally acceptable condition, including but not limited to, being in compliance with its work permits.

Article 8 - Area of Interest Provisions

8.1 If, under the normal course of exploration, YK Group acquires mineral claims within five (5) kilometres of the boundaries of the Finlayson Property (as defined on the date of this Agreement), YK Group shall offer the new claims to Expatriate for inclusion under this Agreement (the "New Claims"). If Expatriate accepts the New Claims for inclusion in the Properties they shall be subject to the terms and conditions of the Option and Joint Venture agreement, including but not limited to inclusion of expenditures on the New Claims included in the Properties in Expenditures. Should Expatriate decline inclusion of the New Claims in the Properties, the New Claims shall cease to be subject to this Agreement (the" YK Group Claims"), and YK Group shall retain a 100% interest in the YK Group Claims subject to granting Expatriate a one (1) percent Gross Overriding Royalty interest on any Gemstone production from such New Claims. For greater certainty, it is understood that the terms and conditions of this Article shall continue after the exercise of the Option and into the Joint Venture.

8.2 If prior to November 1, 2005, Expatriate acquires by staking mineral claims within five (5) kilometres distance from the boundaries of the Light or Finlayson Property, as the case may be, the boundaries of each defined as of the date of this Agreement; and the New Claims staked by Expatriate shall automatically be included in the Properties and subject to the terms of this Agreement (the "Expatriate New Claims"). Expenditures on the Expatriate New Claims shall be included in Expenditures.

8.3 If, under the normal course of exploration, YK Group acquires mineral claims within five (5) kilometres distance from the Light Property (as defined on the date of this Agreement), YK Group shall offer the New Claims to Expatriate for inclusion under this Agreement. Should Expatriate accept their inclusion in the Light Property they shall thereafter become part of the Light Property and be subject to all terms and conditions of this Agreement. Should Expatriate not accept inclusion of the New Claims in the Light Property they shall be YK Group Claims of which YK Group shall own 100% subject to a one (1) % Gross Overriding Royalty in favour of Expatriate. Upon becoming part of the Light Property, YK Group's reasonable acquisition costs and expenditures thereon, shall be included in Expenditures.

8.4 Expatriate and YK Group have agreed to stake additional claims in an area outside the 5 kilometres area of interest of the Properties to cover targets identified by Expatriate (the "Additional Claims"). The Additional Claims shall be added to Schedule A and become part of the Finlayson Property and subject to all terms of this Agreement. YK Group agrees to repay all reasonable costs in respect of the staking of the Additional Claims.

8.5 Expatriate has disclosed in Schedule A, the area of interest provisions of the January 3, 1995 Wolverine Joint Venture Agreement. Expatriate's wholly owned claims within the PAK Claims Area of Interest as defined in Schedule A shall form part of this Agreement. Should YK Group acquire claims within the PAK Claims Area of Interest they shall be included in YK Group Claims.

Article 9 - Reduction of Finlayson Property

9.1 After November 1, 2005, the Option to earn an interest in the Gemstones on the Finlayson Property shall be reduced to a maximum of 500 claims (the "Reduced Finlayson Property"). After such date, the terms and conditions of this Agreement shall apply to the Reduced Finlayson Property.

9.2 After November 1, 2007, the Option to earn an interest the Gemstones on the Reduced Finlayson Property, shall decrease to a maximum of 200 claims (the "Final Finlayson Property"). After such date, the terms and conditions of this Agreement shall apply to the Final Finlayson Property.

9.3 For greater certainty, New Claims are not included in the determination of the Reduced Finlayson Property or the Final Finlayson Property. Furthermore the royalty provisions herein shall continue on the New Claims in good standing as at November 1, 2005 and thereafter. The reduction in claims comprising the Finlayson Property as set for the in Schedule A, shall have no effect on reducing the Area of Interest provisions provided for in Article 8 and the acquisition of New Claims resulting from staking during the term of this Agreement.

9.4 For greater certainty, if the Option is exercised and the Joint Venture formed the terms and condition of this Article shall continue in effect.

9.5 In the selection of mineral claims for inclusion in the Reduced Finlayson Property or the Final Finlayson Property it is understood that should Expatriate define a base metal resource on claims comprising the Properties and give notice to YK Group that it has defined such resource and lands necessary for its development, YK Group shall endeavour to exclude such lands from the Reduced Finlayson Property or Final Finlayson Property, except if YK Group can demonstrate gemstone potential thereon.

Article 10 - Assignment and Disposition of Interest Provisions

10.1 Either Party may assign all or part of its interest in this Agreement upon giving notice thereof to the other Party and upon providing the other Party hereto an agreement of the assignee covenanting to be bound by all terms of this Agreement; excepting, that if a Party is assigning its interest hereunder it shall obtain written approval of the non-assigning Party. Expatriate agrees that such approval is not to be unreasonably withheld.

10.2 During the Option or following formation of a joint venture a Party wishing to sell or otherwise dispose of all or part of its interest (the "Selling Party") will give notice to the other Party stating the particulars of the interest (the "Sale Interest") being disposed of the other Party (the "Purchasing Party") shall have 60 days to complete an agreement with the Selling Party for the purchase of the Sale Interest. If the offer of a Purchasing Party is not accepted by the Selling Party within the required time period, the Selling Party shall have 180 days to sell such Interest to other parties on terms not less favourable to the Selling Party than that offered by the Purchasing Party. The requirement of any Party to offer a right of first offer does not apply to an assignment to an affiliate of that Party (as defined in the Ontario Securities Act).

Article 11 - Confidential Information

11.1 The Parties agree to take all reasonable precaution to keep all Confidential Information regarding exploration and development of the Property confidential. Release of Confidential Information by a Party shall be approved by the other Parties hereto prior to its release. Nothing herein, shall restrict a Party from releasing Confidential Information to meet regulatory requirements.

Article 12 - Other Provisions

12.1 This Agreement provides the entire understanding and agreement of the Parties and succeeds all previous understandings and agreement with respect to the Properties, whether written or oral. Any changes or amendments to the Agreement shall be in writing and signed by the Parties hereto. This Agreement shall be governed by the laws of British Columbia.

12.2 All amounts of money herein are in Canadian dollars.

12.3 It is mutually agreed that no Party to this Agreement may further encumber the Properties with any additional royalty or similar interest in respect of Gemstones other than that provided for in paragraph 5.6.

12.4 Each of the Parties hereunder mutually agrees, that it shall not encumber the Properties during the term of the Option with liens, royalties or similar encumbrances; excepting that Expatriate may lien or mortgage the property in respect of minerals other than Gemstones.

12.5 All notices hereunder shall be delivered in person, by Canada Post or courier service to the address of the Party as specified hereunder:

i) For Expatriate to:

Expatriate Resources Ltd.
 Suite 701-475 Howe Street
Vancouver, B.C. V6C 2B3
Attention: Dr. Harlan D. Meade, President & CEO

ii) For YK Group to:

YK Group
 2150 - 1851 Savage Road
Richmond, B.C., V6V IRI
Attention: Carl Verley

12.6 The Parties shall do all things necessary to implement this Agreement and this Agreement expressly provides for a formal agreement to be prepared specifying all terms and conditions of the Option and Joint Venture Agreement. The terms and conditions of this Agreement shall guide the drafting of the formal agreement and include such other terms and conditions as the Parties deem necessary. The Parties undertake to make all reasonable efforts to complete such formal agreement on or before December 15, 2003.

12.7 In the event that the Parties are unable to resolve any issue relating to the terms of this Agreement the Parties mutually agree to resolve such disputes or issues by seeking the advice of a single arbitrator, satisfactory to both Parties, and such arbitrator shall conduct himself by the rules of the Arbitration Act of British Columbia.

12.8 Time is of the essence in this Agreement, and all the benefits, terms and conditions herein shall enure to the respective Parties successors and permitted assigns.

In Witness Whereof, the Parties have caused this Agreement to be executed as of _____ November, 2002:

YK Group	Expatriate Resources Ltd.
/s/ Paul Shatzko Paul Shatzko	/s/ Harlan Meade Harlan Meade

Schedule A
Finlayson Properties

This schedule is attached to an agreement dated November 13, 2002 as between Expatriate Resources Ltd. and YK Group.

A) Light Property, Yukon Territory

The Light Property consists of the following mineral claims located in Watson Lake Mining District, Yukon:

Claim Group	Claim # From	Claim # To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date
Light	6			1	YB92390		28-Feb-03
Light	8			1	YB92392		28-Feb-03
Light	10			1	YB92394		28-Feb-03
Light	12			1	YB92396		28-Feb-03
Light	14			1	YB92398		28-Feb-03
Light	16			1	YB92400		28-Feb-03
Light	23			1	YB92407		28-Feb-03
Light	25			1	YB92409		28-Feb-03
Light	27			1	YB92411		28-Feb-03
Light	29			1	YB92413		28-Feb-03
Light	31			1	YB92415		28-Feb-03
Light	33			1	YB92417		28-Feb-03
Light	35	38		4	YB92419	YB92422	28-Feb-03
Total				16

B) Finlayson Property, Yukon Territory

The Finlayson Property consists of the following mineral claims located in Watson Lake Mining District, Yukon:

Claim Group	Claim # From	Claim # To	Fractions	Number of claims	Record Number From	Record Number To	Expiry Date
Assist		2		1	YB86855		17-Mar-04
Assist		4		1	YB86857		17-Mar-04
Assist		6		1	YB86859		17-Mar-04
Assist		8		1	YB86861		17-Mar-04
Assist		10		1	YB86863		17-Mar-04
Assist		13		1	YB86866		17-Mar-04
Assist		15		1	YB86868		17-Mar-04
Assist		17		1	YB86870		17-Mar-04
Assist		19		1	YB86872		17-Mar-04
Assist		21		1	YB86874		17-Mar-04
Blade	17			1	YB61574		17-Mar-03
BlueLine	1	20		20	YB60514	YB60533	17-Mar-09
BlueLine	21	32		12	YB61472	YB61483	17-Mar-09
BlueLine	33	34		2	YB89605	YB89606	17-Mar-07
Box	1	20		20	YB59163	YB59182	17-Mar-05
Box	21	24		4	YB60837	YB60840	17-Mar-03
Box	39	40		2	YB93657	YB93658	I O-Jun-03
Box	41	105		65	YB94174	YB94238	10-Sep-03
Box	107	120		14	YB94239	YB94252	10-Sep-03
Breakaway	1	10		10	YB57481	YB57490	16-Mar-07
Breakaway	11	14		4	YB57645	YB57648	16-Mar-07
Breakaway	15	40		26	YB66343	YB66368	16-Mar-05
Bug	1	22		22	YB93298	YB93319	26-Jul-06
Bug	23	24	F	2	YB93320	YB93321	27-Jul-06
Bug	25	27		3	YB93322	YB93324	28-Jul-06
Buzzer	9			1	YB69066		17-Mar-03
Clarence	26			1	YB61709		17-Mar-03
Cup	1	16		16	YB87695	YB87710	17-Mar-06

Cup	17	18	F	2	YB87711	YB87712	17-Mar-06
Cup	19	22		4	YB87713	YB87716	17-Mar-06
Cup	23	24	F	2	YB87717	YB87718	17-Mar-06
Dan	1	16		16	YB92726	YB92741	02-Aug-03
Goal	1	24		24	YB56129	YB56152	17-Mar-14
Goal	25	44		20	YB60584	YB60603	17-Mar-11
Goal	45	54		10	YB60604	YB60613	17-Mar-15
Goal	55	94		40	YB60614	YB60653	17-Mar-11
Goal	95	96		2	YB63999	YB64000	17-Mar-11
Goal	97	98		2	YB68801	YB68802	17-Mar-11
Goal	99	121		23	YB60654	YB60676	17-Mar-11
Goal	122	129		8	YB68823	Y1368830	17-Mar-11
Goal	130	165		36	YB70481	YB70516	17-Mar-11
Goal	166	168		3	YB70518	YB70520	17-Mar-11
Goal	169			1	YB70556		17-Mar-11
Goal	170			1	YB70521		17-Mar-07
Goal	171			1	YB70522		17-Mar-11
Goal	172	181		10	YB70523	YB70532	17-Mar-07
Goal	182			1	YB70517		17-Mar-11
Goal	183			1	YB70533		17-Mar-07
Goal	184	203		20	YB68803	YB68822	17-Mar-11
Goal	204	210		7	YB70474	YB70480	17-Mar-11
Goal	211	282		72	YB76787	YB76858	17-Mar-11
Goal	283	303		21	YB77164	YB77184	17-Mar-11
Goal	304	319		16	YB76860	YB76875	17-Mar-11
Goal	320	335		16	YB87595	YB87610	17-Mar-09
Goon	1	16		16	YB76681	YB76696	17-Mar-14
Goon	17	30		14	YB76697	YB7671 0	17-Mar-07

Goon	31	38		8	YB76711	YB76718	17-Mar-08
Goon	39	79		41	YB76719	YB76759	17-Mar-04
Goon	80	82		3	YB76760	YB76762	17-Mar-04
Goon	83	84	F	2	YB76763	YB76764	17-Mar-04
Goon	85	106		22	YB76765	YB76786	17-Mar-04
Goon	107	136		30	YB76876	YB76905	17-Mar-04
Goon	137			1	YB92719		17-Mar-06
Goon	138		F	1	YB92720		17-Mar-06
Hat Trick	1	50		so	YB59061	YB591 10	17-Mar-04
Hat Trick	51	52		2	YB59941	YB59942	17-Mar-04
Hat Trick	53	60		8	YB63578	YB63585	17-Mar-04
Hat Trick	61	74		14	YB59943	YB59956	17-Mar-04
Hat Trick	103	114		12	YB60472	YB60483	17-Mar-04
Hat Trick	115	122		8	YB63586	YB63593	17-Mar-04
Hat Trick	247	262		16	YB63718	YB63733	17-Mar-04
Hat Trick	275	290		16	YB63902	YB63917	17-Mar-04
Hat Trick	303	316		14	YB63746	YB63759	17-Mar-04
Ice	1	16		16	YB78632	YB78647	06-Mar-10
Ice	17	48		32	YB84405	YB84436	06-Mar-06
Ice	49	165		117	YB84880	YB84996	06-Mar-06
Ice	166		F	1	YB84997		06-Mar-06
Ice	167			1	YB84998		06-Mar-06
Ice	168		F	1	YB84999		06-Mar-06
Ice	169			1	YB85000		06-Mar-06
Ice	170		F	1	YB85001		06-Mar-06
Ice	171			1	YB85002		06-Mar-06
fee	172		F		YB85003		06-Mar-06
Ice	173				YB85004		06-Mar-06

Ice	174		F		YB85005		06-Mar-06
Ice	175				YB85006		06-Mar-06
Ice	176		F		YB85007		06-Mar-06
fee	177				YB85008		06-Mar-06
Ice	178		F	1	YB85009		06-Mar-06
Ice	179			1	YB8501 0		06-Mar-06
Ice	180		F	1	YB85011		06-Mar-06
Ice	181	212		32	YB85012	YB85043	06-Mar-06
Ice	213		F	1	YB85044		06-Mar-06
Ice	214	326		113	YB85045	YB85157	06-Mar-06
Ice	327	334		8	YB85158	YB85165	06-Mar-05
Ice	335	362		28	YB86186	YB86213	06-Mar-06
Ice	363	374		12	YB86878	YB86889	06-Mar-06
Ice	375	402		28	YB86214	YB86241	06-Mar-06
Ice	443	454		12	YB86282	YB86293	06-Mar-03
Ice	497	506		10	YB86336	YB86345	06-Mar-03
Ice	555	556		2	YB86394	YB86395	06-Mar-03
Ice	791	802		12	YB86994	YB87005	06-Mar-03
Ice	841	854		14	YB86564	YB86577	06-Mar-03
Ice	899	900		2	YB86622	YB86623	06-Mar-03
Ice	1042	1051		10	YB87133	YB87142	06-Mar-03
Ice	1072	1079		8	YB86638	YB86645	06-Mar-03
Ice	1080	1081	F	2	YB87693	YB87694	06-Mar-10 10
Ice	1082	1105		24	YB89308	YB89331	06-Mar-03
League	1	20		20	YB59143	YB59162	17-Mar-09
League	21	30		10	YB60204	YB60213	17-Mar-05
League	31	58		28	YB60214	YB60241	17-Mar-03
League	59	114		56	YB60855	YB60910	17-Mar-03
League	115	210		96	YB61588	YB61683	17-Mar-03
League	211	230		20	YB68849	YB68868	17-Mar-03

League	231	26		26	YB70229	YB70254	17-Mar-03
League	257	262		6	YB70640	YB70645	17-Mar-03
League	63	268		6	YB70666	YB70668	17-Mar-03
League	269	282		14	YB70743	YB70756	17-Mar-03
League	283	302		20	YB70646	YB70665	17-Mar-03
Mask	1	38		38	YB63540	YB63577	17-Mar-06
Mask	39	48		10	YB77943	YB77952	17-Mar-06
Mask	55	56		2	YB77959	YB77960	17-Mar-06
Mask	67	76		10	YB77971	YB77980	17-Mar-06
Net	1	34		34	YB56095	YB56128	17-Mar-13
Net	35	58		24	YB59119	YB59142	17-Mar-11
Net	59	72		14	YB60984	YB60997	17-Mar-07
Net	73	124		52	YB63472	YB63523	17-Mar-07
Net	125	140		16	YB63930	YB63945	17-Mar-11
Net	141	156		16	YB63524	YB635339	17-Mar-11
Net	157	164		8	YB70431	YB70438	17-Mar-07
Net	165		F	1	YB70439		17-Mar-07
Net	166	169		4	YB70440	YB70443	17-Mar-07
Net	170		F	1	YB70444		17-Mar-07
Net	171	184		14	YB70445	YB70458	17-Mar-07
Net	185	195		11	YB70459	YB70469	17-Mar-11
Net	196			1	YB70557		17-Mar-11
Net	197	200		4	YB70470	YB70473	17-Mar-11
Net	201	204		4	YB78690	YB78693	17-Mar-07
Net	205	206	F	2	YB78694	YB78695	17-Mar-07
Net	207	214		8	YB78696	YB78703	17-Mar-07
NHL	1	30		30	YB60677	YB60706	17-Mar-05
NHL	31	144		114	YB60707	YB60820	17-Mar-11
NHL	145	148		4	YB60821	YB60824	17-Mar-05

NHL	149	152		4	YB68845	YB68848	17-Mar-05
NHL	153	158		6	YB68831	YB68836	17-Mar-05
NHL	159	166		8	YB68837	YB68844	17-Mar-11
NHL	167	176		10	YB89561	YB89570	17-Mar-11
Overtime	1	50		50	YB60534	YB60583	17-Mar-07
Overtime	51	86		36	YB61522	YB61557	17-Mar-07
Play	1	64		64	YB59183	YB59246	17-Mar-06
Play	65	88		24	YB60911	YB60934	17-Mar-05
Play	89	139		51	YB76998	YB77048	17-Mar-03
Play	140	147	F	8	YB89332	YB89339	17 -Mar-03
Play	148	154		7	YB89386	YB89392	17-Mar-03
Play	155			1	YB89607		17-Mar-03
Play	156	176		21	YB89394	YB89414	17-Mar-03
Puck	1	20		20	YB55979	YB56058	17-Mar-09
Red Line	1	12		12	YB60825	YB60836	17-Mar-06
Red Line	13	28		16	YB70624	YB70639	17-Mar-06
Ref	1	116		16	YB77069	YB77084	20-Feb-03
Ref	17			1	YB79593		20-Feb-03
Ref	19			1	YB79595		20-Feb-03
Ref	21			1	YB79597		20-Feb-03
Ref	23			1	YB79599		20-Feb-03
Ref	25			1	YB79601		20-Feb-03
Ref	51	61		11	YB79627	YB79637	20-Feb-03
Ref	63			1	YB79639		20-Feb-03
Ref	65			1	YB79641		20-Feb-03
Ref	67			1	YB79643		20-Feb-03
Ref	69			1	YB79645		20-Feb-03
Ref	71			1	YB79647		20-Feb-03
Ref	86			1	YB79662		20-Feb-03

Ref	88			1	YB79664		20-Feb-03
Ref	90			1	YB79666		20-Feb-03
Ref	92			1	YB79668		20-Feb-03
Ref	94	110		17	YB79670	YB79686	20-Feb-03
Ref	113	120		8	YB79689	YB79696	20-Feb-03
Ref	121	125		5	YB79697	YB79701	20-Feb-03
Ref	127			1	YB79703		20-Feb-03
Ref	129	150		22	YB79705	YB79726	20-Feb-03
Replay	1	20		20	YB77111	YB77130	20-Feb-06
Shot	1	36		36	YB56059	YB56094	17-Mar-07
Shutout	1	14		14	YB58953	YB58966	17-Mar-08
Shutout	15	22		8	YB58967	YB58974	17-Mar-11 12
Shutout	23	26		4	YB58975	YB58978	17-Mar-08
Shutout	27	36		10	YB58979	YB58988	17-Mar-11 12
Shutout	37	38		2	YB58989	YB58990	17-Mar-08
Shutout	39	48		10	YB58991	YB59000	17-Mar-12
Shutout	49	50		2	YB59001	YB59002	17-Mar-08
Shutout	51	60		10	YB59003	YB59012	17-Mar-12
Shutout	61	66		6	YB59013	YB59018	17-Mar-08
Shutout	67	72		6	YB59019	YB59024	17-Mar-11
Shutout	73	80		8	YB59025	YB59032	17-Mar-08
Shutout	81	84		4	YB59033	YB59036	17-Mar-11
Shutout	85	94		10	YB59037	YB59046	17-Mar-08
Shutout	95	96		2	YB59047	YB59048	17-Mar-11
Shutout	97	108		12	YB59049	YB59060	17-Mar-08
Shutout	109	1133		25	YB77893	YB77917	17-Mar-05
Shutout	134		F	1	YB77918		17-Mar-05
Shutout	135	158		24	YB77919	YB77942	17-Mar-05
Skate	1	54		54	YB68933	YB68986	17-Mar-04

Stick	1	30	30	YB60484	YB60513	17-Mar-04
Winger	8		1	YB77138		2 -Feb-03
Winger	15	16	2	YB77145	YB77146	20-Feb-03
Total Claims			2,887

Note: Claims within two kilometres of the Regal Ridge emerald property are subject to an option agreement between Expatriate Resources Ltd. and True North Gems Inc. These claims are subject to a right of first refusal relates to any discovery of gemstones by True North on Expatriate claims in the area of interest. Similarly, if True North acquires any mineral rights within two kilometres of the Regal Ridge Property it must offer it for inclusion in the Regal Ridge property. This right of first refusal and area of mutual interest terminates upon completion of the sale of the Regal Ridge Emerald Property to True North Gems Inc., which is expected to shortly. The claims within two kilometres of the Regal Ridge property are included in this schedule to indicate that they shall become part of the Finlayson Property upon termination of the Option Agreement with True North Gems Inc..

C. Additional Claims

Additional claims to be staked by Expatriate in the Finlayson Lake District for inclusion in the Properties. (to be added after completion of staking)

D Wolverine Joint Venture Claims

The following claims located in the Finlayson District are subject to a 3 km area of interest provision pursuant to the Wolverine Joint Venture Agreement:

Foot 1-20, 23-80, 83-94
Pak 1-36
Toe 1-16
Kink III

If Expatriate acquires any mineral interest in the area of interest of the above claims it is required to offer such interest for inclusion in the Wolverine Joint Venture.

Schedule B
Access Rights Agreement

THIS ACCESS RIGHTS AGREEMENT is made and entered into as of this 13th day of November, 2002

BETWEEN:

Expatriate Resources Ltd.
Suite 701-475 Howe Street,
Vancouver, B.C.
V6C 2B3
Telephone: (604) 682-5474
Fax: (604) 682-5404
(Hereinafter "Expatriate")

AND:

YK Group
c/o Carl Verley
2150 - 1851 Savage Road
Richmond, B.C.
Telephone/Fax: (604) 821-1088)
(Hereinafter "YK Group")

WHEREAS:

A) Expatriate and YK Group (the "Parties"), entered into an Option Agreement dated November 13, 2002 (the "Option Agreement") whereby YK Group may earn an interest to explore for and recover Gemstones in certain of Expatriate's mineral claims situated in the Watson Lake Mining Division in the Finlayson Lake District in the Yukon referred to as the Finlayson and Light properties in the Option Agreement.

B) Pursuant to the Option Agreement, Expatriate has retained the right to explore, mine and produce base, precious and ferro-alloy metals on the Finlayson and Light properties (the "Claims"). Pursuant to the terms and conditions of the Option Agreement, the Parties seek to define the rights of access across and on mineral claims owned by Expatriate and have defined those access rights in an agreement as follows (the "Agreement").

Now therefore this Agreement witnesseth that in consideration of the Parties entering into the Agreement, the representations, warranties, covenants and agreements contained herein and other valuable consideration provided for herein, the receipt and sufficiency of which is acknowledged, the parties hereto have agreed and do agree each with the other as follows:

Article I- Interpretation

1.1 Definitions

In this Agreement, the following words and expression shall have the following meanings, and defined terms not defined herein shall have the meaning given in the Option Agreement:

(a) "Agreement" means this agreement including any schedules attached hereto;

(b) "Business Day" means a day other than a Saturday or Sunday or any other day which is a legal holiday within the Province of British Columbia;

(c) "Claims" shall mean all mineral claims included in the Light and Finlayson properties as defined in the Option Agreement and any internal fractions within the boundaries of the such mineral claims, and any mineral lease or similar mineral holding that they may be converted into; and for the purposes hereof shall include any Expatriate New Claims.

(d) "TSX" means the TSX Venture Exchange;

(e) "Encumbrance" means any mortgage, pledge, hypothecation, security interest, lien, covenant,, encroachment, condition, right of re-entry, lease, licence, assignment, option, claim, conflicting claim, trust of any other title defect, encumbrance, charge or interest whatsoever, whether registered or registrable; and

(f) "Gemstones" means all rough, precious and semi-precious stones and minerals including but not limited to emeralds that are recovered from the Light and/or Finlayson properties that may be sold to the gemstone industry or sold as specimen material to mineral collectors.

Article 2 - Grant of Access Right

2.1 Subject to Article 7, Expatriate hereby grants YK Group the rights (the "Access Rights") in respect of the Claims commencing with the signing of the Option Agreement, to:

(a) enter upon the Claims;

(b) do such prospecting, exploration, development or other mining work thereon and thereunder for Gemstones as YK Group may consider advisable;

(c) bring upon and erect upon the Claims such mining facilities for Gemstones as YK Group may consider advisable; and

(d) remove from the Claims and exploit, sell or otherwise dispose of any Gemstones derived therefrom,

provided all of the Access Rights are subject to the paramount rights of Expatriate in respect of its metals exploration and production operations on the Claims, and subject to any reasonable conditions that Expatriate may impose on YK Group for the use thereof. In YK Group's exercising the Access Rights, Expatriate will undertake not to interfere with the operations of YK Group on the Claims in respect of the Gemstones.

2.3 YK Group hereby acknowledges and agrees that the Access Rights granted to it pursuant to this Agreement does not constitute any interest whatsoever in the Claims, but rather is a contractual right existing only between the Parties. It is further understood that the Access Rights are subject to the Gross Overriding Royalty on recovery of Gemstones from the Claims, as defined in the Option Agreement.

Article 3 - Covenants of YK Group

3.1 No Encumbrances.

In exercising the Access Rights, YK Group covenants to maintain the Claims free and clear of all Encumbrances arising from its activities thereon and will proceed with all diligence to contest and discharge any such lien filed against the Claims resulting from its activities under the Access Rights. In particular, YK Group shall not encumber or cause the Claims to be subject to any lien, dispute or loss and take all necessary steps to defend against such Encumbrances resulting from its activities with regard to the Claims. In the event YK Group needs to charge the Access Right as a condition for mine development on the Claims it shall obtain the consent of Expatriate, such consent not to be unreasonably withheld or unduly delayed, prior to registering such mortgage lien; such mortgage lien by YK Group shall be, in all instances, subordinate to any similar lien on the Claims by Expatriate and its co-venturers in metals exploration and development.

3.2 Workmanlike Manner.

YK Group shall carry out all of its activities on the Claims in good and workmanlike manner, complying with all environmental and other regulations and law and shall endeavour to avoid interference with Expatriate's activities on the Claims.

Article 4 - Covenants of Expatriate

4.1 Encumbrances Subject to the Access Rights

As long as Expatriate holds the Claims and this Agreement remains in force and effect, Expatriate will only permit Encumbrances against the Claims to be imposed by third party lenders that are subject to the provisions of this Agreement and in particular will not allow encumbrance of YK Group's interest in the Gemstones on the Claims.

Article 5 - Inspection and Information Sharing

5.1 Right of Inspection.

YK Group grants Expatriate the right to inspect YK Group's operations on the Claims at any time upon giving 24 hours notice thereof.

5.2 Notice by Expatriate.

Expatriate covenants, at its own expense, to notify YK Group in writing and in a timely manner of and to provide YK Group with, all information in respect of occurrences of Gemstones or potential therefore, located during its operations on the Claims.

5.3 Notice by YK Group.

YK Group covenants, at its own expense, to notify Expatriate in writing and in a timely manner of, and provide Expatriate with, all information in respect of possible base, precious or ferro-alloy metal occurrences located during its operations on the Claims.

5.4 Access to Work of YK Group.

Upon the prior receipt of written consent from YK Group, following reasonable notice time, Expatriate may access the Claims to sample YK Group's workings and materials from the Claims for base, precious and ferro-alloy metals. Neither Expatriate nor anyone acting under the direction or control of Expatriate shall collect, recover, or sample Gemstones from the Claims.

5.5 Surface Access.

Expatriate and YK Group acknowledge and agree Wit any surface access created or constructed by a Party to the Claims is for its own use, and the other Party is prohibited from use of such access roads and trails without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed and subject to the paramount rights of Expatriate to conduct its operations on the Claims in respect of its metal exploration and mining activities and any reasonable conditions that may be imposed by the party providing such road or trail infrastructure.

Article 6 - Indemnity

6.1 Indemnification by YK Group.

YK Group will defend, indemnify and save harmless Expatriate and its directors and officers, employees and contractors (the "Indemnified Persons") and each of them from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgements, costs and expenses including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and his own client basis (together with all applicable taxes) which the Indemnified Persons or any of them or their personal representatives may be liable to pay or may incur by reason of the exercise by YK Group of the Access Rights.

6.2 Insurance.

YK Group shall carry third party liability insurance of at least $2 million per incident while conducting operations on the Claims and shall name Expatriate as a co-insured thereunder. At the request of Expatriate, YK Group shall provide it with a copy of such insurance coverage.

Article 7 - Land Use and Development Permits and Mine Provisions

7.1 Permits and Approvals.

YK Group shall be responsible for obtaining its own separate permits and approvals for its operations on the Claims.

7.2 YK Group Plans.

YK Group shall, not fewer than twenty (20) Business Days prior to the exercise of the Access Rights and prior to seeking permits and approvals on the Claims in order to exercise the Access Right, give a written notice to Expatriate specifying its intended activities and permitting plans (the "YK Group Plans") to exercise the Access Right. If Expatriate, acting reasonably, determines that the YK Group Plans conflict with Expatriate's ability to exploit the Claims, Expatriate shall advise YK Group of the any necessary amendments to such YK Group Plans to accommodate Expatriate's ability to exploit the Claims. Expatriate shall use its best efforts to accommodate wherever feasible the YK Group Plans subject to Expatriate's paramount rights in operating of its operations or the Claims in respect of precious, base and ferro-alloy metals. YK Group shall incorporate such amendments into the YK Group Plans. Under no circumstances shall YK Group exercise the Access Rights without the prior written consent of Expatriate, such consent not to be unreasonably withheld or unduly delayed.

Article 8 - Abandonment of Claims

8.1 Abandonment.

If Expatriate wishes to abandon any of the Claims that are subject to the Option Agreement at the time of the proposed abandonment (the "Abandoned Claims"), it shall first give written notice (the "Abandonment Notice") as provided for in paragraph 2.10 of the Option Agreement to YK Group of the proposed abandonment of the Claims and details thereof. YK Group may elect (the "Acceptance") within 15 Business Days after receipt of the Abandonment Notice to have the Abandoned Claims transferred to YK Group at YK Group's own cost, and in the event that an Acceptance is not received by Expatriate within such 15 Business Day period, YK Group shall be deemed to have elected not to have the Abandoned Claims transferred to it and Expatriate shall be free to abandon the Abandoned Claims without any further act or right of YK Group. Any Abandoned Claims transferred to YK Group shall remain subject to the royalty provisions set forth in effect in the Option Agreement at the time of the abandonment.

8.2 Assessment Credit.

Upon transfer to YK Group of the Abandoned Claims, they shall have not fewer than 30 days assessment credit commencing on the date upon which YK Group received the Abandonment Notice.

ARTICLE 9 - GENERAL

9.1 Confidentiality.

The Parties mutually agree that they shall make all reasonable efforts to maintain the confidentiality of all Confidential Information provided to a Party hereunder; however, nothing herein shall restrict a party from releasing information that is in the public domain through no breach of this Agreement or the Option Agreement, or required for compliance with its disclosure obligations under applicable securities laws and stock exchange requirements.

9.2 Entire Agreement.

This Agreement provides the entire understanding and agreement of the Parties and succeeds all previous understandings and agreement with respect to the Access Rights, whether written or oral. Any changes or amendments to the Agreement shall be in writing and signed by the parties hereto.

9.3 Governing Law.

The provisions of this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.4 Assignment.

Except for an assignment pursuant to article 8, if Expatriate shall assign its rights in and to the Option Agreement, YK Group shall cause such assignee to enter into an agreement to be bound by the terms and conditions of this Agreement. The rights of YK Group under this Agreement shall not be assigned, in whole or in part, without the prior written consent of Expatriate, such consent not to be unreasonably withheld or delayed. Any attempt to assign any of the rights or to delegate or subcontract any of the duties or obligations of this Agreement without such prior written consent is void. If Expatriate consents to an assignment of the rights of YK Group under this Agreement, YK Group shall cause the assignee to enter into an agreement to be bound by the terms and conditions of this Agreement.

9.5 Notices.

Any notice, consent, direction or other instrument required or permitted to be given under the provisions of this Agreement shall be in writing and may be given by delivering same or mailing same by prepaid registered mail or sending same by telegram, telex, telecopy, telecommunication or other similar form of communication in each case addressed as follows:

For Expatriate to:

Expatiate Resources Ltd.
Suite 701-475 Howe Street
Vancouver, B.C. V6C 2B3
Attention: Dr. Harlan D. Meade, President & CEO
Telephone: (604) 682-5474
Fax: (604) 682-5404

For YK Group to:

c/o Carl Verley
2150 - 1851 Savage Road
Richmond, B.C.
V6V IRI
Attention: Carl Verley
Telephone: (604) 821-1088
Fax: (604) 821-1088

Any notice, requisition, consent, direction or other instrument aforesaid, if delivered shall be deemed to have been given or made on the day in which it was delivered and if sent by telegram, telex, telecopy, telecommunication or other similar form of communication shall be deemed to have been given or made on the next business day following the day on which it was sent and if mailed shall be deemed to have been given or made on the seventh business day following the date on which it was so mailed. Any party hereto may give written notice of change of address in the manner provided for herein in which case notice shall thereafter be given to it as above provided at such changed address.

9.6 Further Assurances.

Each of the Parties hereto upon the request of the other Party, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

9.7 Arbitration.

In the event that the Parties are unable to resolve any issue relating to the terms of this Agreement, the Parties mutually agree to resolve such disputes or issues by seeking the advice of a single arbitrator, satisfactory to both parties, and such arbitrator shall conduct himself by the rules of the Commercial Arbitration Act (British Columbia). The decision of the arbitrator shall be final and binding on the Parties.

9.8 Counterparts.

This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. A counterpart signed by a Party hereto and transmitted by facsimile shall have the same effect as a counterpart originally signed by such Party, provided such Party shall forthwith deliver to the other Parties hereto a counterpart originally signed by such Party.

9.9 Status of the Parties.

The Parties are independent contractors and nothing in this Agreement is intended to constitute a Party as an agent or a partner or the other. Neither Party has an authority to assume or to create any obligation or liability, expressed or implied, on behalf of or in the name of the other Party.

9.10 Time of the Essence.

Time is of the essence of this Agreement.

9.11 Binding Agreement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written by their proper officers duly authorized in that behalf

YK Group	Expatriate Resources Ltd.

/s/ Paul Shatzko Paul Shatzko	/s/ Harlan Meade Harlan Meade

Schedule C
Gross Overriding Royalty

The Gross Overriding Royalty defined herein (the "Royalty") is to accompany an agreement dated November 13th, 2002 as between Expatriate Resources Ltd. and YK Group (the "Agreement"). All defined terms not defined herein shall have the meaning provided for in the Agreement to which this schedule is attached.

The amount of the Royalty on recovery of Gemstones from the Properties (including Expatriate New Claims and Additional Claims) shall be three (3) percent of the Gross Royalty, as hereinafter defined, and shall be payable to the holder of the Royalty (the "Holder"). The amount of the Royalty on recovery of Gemstones from the YK Group Claims shall be one (1) percent of the Gross Royalty, as hereinafter defined, and shall be payable to the holder of the Royalty. It is hereby understood and agreed that there shall be only one holder of the Royalty and once granted, no additional royalties shall be granted. Furthermore, it is understood that the Holder of the Royalty may register such interest as a lien on the Properties or the New Claims as the case may be, and such lien shall be in priority to the interests of all others.

1. Calculation of Gross Royalty

1.1.1 Gross Royalty shall mean Gross Revenue for a Payment Period from the mining and Gemstones from the Properties and/or YK Group Claims as the and recovery or case may be, less all Marketing Costs for the Payment Period (as hereinafter defined). Where there is recovery of Gemstones from both the Properties and the New Claims in a Payment Period, the Gross Royalty payable shall be determined separately in respect of the Properties and New Claims.

1.1.2 Gross Revenue shall mean all revenue from the sale of Gemstones from the Properties and/or YK Group Claims, and shall be based on the actual revenue received from the sale of the Gemstones in a Payment Period whether sold as cutting materials or whether sold as final cut and polished stones. The Operator shall provide detailed segregated records of all sales and revenues received from the sale of Gemstones from the Properties and/or YK Group Claims during each Payment Period, and provide copies thereof to the holder of the Royalty. If revenues from the sale of Gemstones are paid in a foreign currency, then the Canadian dollar equivalent of such foreign currency shall be determined immediately upon receipt, on the basis of exchange rates commonly quoted by banks in Canada for such sums of money as in effect on the date of receipt. The converted revenues shall form the basis for Gross Revenues.

It is also understood and agreed that the Operator shall value all Gemstones prior to marketing for sale and maintain insurance for the full appraised value of such Gemstones. In the event of theft or loss of such Gemstones, then such appraised value shall be used for the purposes of determining Gross Revenues.

1.3 Marketing Costs shall have the meaning ascribed in the Agreement and shall for the purposes hereof include the cost of sales, sales tax, valuation, and insurance and security expenses related to the transport for sale of Gemstones. Marketing Costs of Gemstones shall be segregated in respect of Gemstones from the Properties versus those from the YK Group Claims.

2. Payment of Royalty

2.1 The Royalty shall be payable in Canadian dollars by the Operator of the Properties and/or YK Group Claims to the Holder within 30 days of the end of each calendar quarter (the "Payment Period"). If payment for Gemstones sold during a Payment Period have not been received in full or are subject to adjustment, then the Operator shall make an estimate of such Gross Revenue and Marketing Costs related thereto and calculate the Royalty payable in the quarter. The Operator shall make any adjustments required within ten (10) days of receipt of final payment or adjustment for a Payment Period; and if there is an increase in Royalty payable for a Payment Period, the Operator shall forthwith advance the same to the Holder. If there is a decrease in Royalty payable for a Payment Period then the Operator shall deduct such overpayment of Royalty from the Royalty payable in the next period.

2.2 If Marketing Costs exceed Gross Revenues for a Payment Period, no Gross Royalty is payable in respect of the Properties and/or the YK Group Claims as the case may be, and the loss is not carried forward to subsequent Payment Periods.

2.3 The Operator shall be responsible for the calculation, collection, and payment of the Royalty to the Holder, on behalf of all participants in operations on the Properties and/or YK Group Claims.

2.4 If a Royalty is not timely paid it shall incur interest calculated daily at a rate of 12% per annum. Failure to timely pay a Royalty when due shall be an event of default upon which the Holder may enforce a security interest over the Properties and/or YK Group Claims in priority to all other parties. Prior to enforcing its security interest in the Property, the Holder shall first give notice to the Operator stating the default and basis therefore, and the Operator shall have ten (10) business days to remedy such default. Failure to remedy such default shall result in the Holder having the right to pursue all other remedies available in law, including but not limited to seeking injunctive relief halting operations on the Properties and/or YK Group Claims, and halting the marketing and/or sale of Gemstones.

2.5 The Holder of the Royalty may mortgage, sell or otherwise encumber all or part of its Royalty interest, subject only to the Holder advising the Operator of the names and addresses of the assignees of any interest in the Royalty.

2.6 The Operator shall provide the Holder a statement of the calculation of the Royalty with each Payment Period. Each statement shall be signed by an officer of the Operator. Within ninety (90) days after each year the Operator shall provide the Holder an audited statement of Royalty signed by such independent public accounting or audit firm. The Holder shall have one hundred eighty (180) days to dispute any Royalty statement or amended Royalty statement after which it shall be accepted as delivered without further review or challenge. Once a Royalty payment is disputed it shall remain under consideration until it is resolved. Should the Holder and the Operator not be able to resolve such disputed amount, a Party hereto may submit the matter to arbitration. Such arbitration shall be held in Vancouver, and be governed by the Arbitration Act of British Columbia. The findings of the arbitration proceedings shall be binding on the parties.

2.7 The Operator shall not commingle any gemstones from any other property with Gemstones from the Properties and/or YK Group Claims and shall maintain detailed production records for the recovery of Gemstones from the Properties and/or the YK Group Claims as the case may be. The Holder shall at its expense have the right upon providing written notice to visit the Properties and/or the YK Group Claims at any time to view the recovery and accounting of production of Gemstones.

2.8 The Operator shall conduct its operations on the Proper-ties and/or YK Group Claims in a good and workmanlike manner and shall indemnify and hold harmless the Holder of the Royalty from all of the activities of the Operator and its conventures on the Properties and/or the YK Group Claims.

2.9 The Parties to this agreement shall undertake all acts necessary to effect the terms of this Royalty agreement.

This completes the understanding in respect of the Royalty.